EXHIBIT 22

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of First Real Estate Investment Trust of New Jersey (“FREIT”) on Form S-8 (File No. 333-79555) of our reports dated January 10, 2006 except for Note 2 as to which the date is January 30, 2007, on our audits of the consolidated financial statements of First Real Estate Investment Trust of New Jersey and Subsidiaries as of October 31, 2005 and 2004 and for each of the two years in the period ended October 31, 2005 which report is included in the 2006 Annual Report of First Real Estate Investment Trust of New Jersey on Form 10-K.

/s/ J.H. COHN LLP

Roseland, New Jersey

January 30, 2007